Exhibit 99.1

CONTACT:

Leslie Green

Stapleton Communications Inc.

650.470.0200

leslie@stapleton.com

Rainmaker Announces 20 Percent Revenue Growth From Q403

Company Aims to Improve Cost Structure and Diversify Client Base Through Acquisition of

Sunset Direct

SCOTTS VALLEY, Calif., February 10, 2005—Rainmaker Systems, Inc. (Nasdaq: RMKR) a leading outsource provider of sales and marketing programs for service contracts, today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

Revenue Presentation Policy Change

Rainmaker Systems has historically reported revenue on either a gross or net basis for different clients. The company will now be recognizing revenue from all current client contracts on a net basis. During the fourth quarter of 2004 the company reevaluated its revenue presentation policy and after giving further consideration to guidance provided for in Emerging Issues Task Force No. 99-19 Reporting Revenue Gross as a Principal versus Net as an Agent (EITF 99-19), Rainmaker Systems has changed the revenue presentation policy affecting revenues earned from certain client contracts. Prior to the quarter ended December 31, 2004, the company reported revenues earned from certain client contracts and cost of revenues associated with those client transactions on a gross revenue basis in the Statement of Operations. These transactions have now been reclassified to reflect a net revenue presentation with no effect on net loss for all periods. Revenues and costs of revenues for all prior periods presented in the company’s financial statements have been reclassified accordingly.

“We believe this change in reporting all current client revenues on a net basis will enhance understanding of our financial statements,” said Steve Valenzuela, chief financial officer.

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

“Revenues and costs of revenues for all prior periods have been reclassified to conform to the current year presentation to provide consistency in all periods presented, and thereby provide an easier comparison to prior periods. There is no impact to our net loss or our net cash flow as a result of this change.”

Presentation of Operating Expenses

In order to provide further clarity to the readers of our financial statements, beginning this quarter, Rainmaker has segregated its telesales and direct marketing costs out of sales and marketing expenses and into cost of services. With this change, cost of services now represents the company’s direct costs associated with the sale of service contracts, while sales and marketing expenses represents its corporate sales and marketing efforts.

Financial Results for the Fourth Quarter Ended December 31, 2004

Net revenue for the fourth quarter of 2004 was $4.2 million, up from $3.7 million in the third quarter of 2004 and up 20 percent from $3.5 million in Q4 2003.

Net loss in the fourth quarter was $2.6 million or a loss of $0.06 per share, including $675,000 in costs related to the cancelled acquisition that was discussed in the company’s third quarter financial release. This compares with a net loss of $1.1 million or a loss of $0.02 per share reported in the third quarter and with a net loss reported in the fourth quarter of 2003 of $658,000 or a loss of $0.02 per share.

Total cash and cash equivalents at December 31, 2004 were $10.1 million compared with $11.9 million at September 30, 2004.

Financial Results for the Year Ended December 31, 2004

For the year ended December 31, 2004, net revenues were $15.3 million, up 12 percent from $13.7 million in 2003.

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

Net loss for the year ended December 31, 2004, was $ 4.9 million or $0.11 per share. This compares with a net loss of $3.1 million or $0.08 per share in 2003.

Acquisition of Sunset Direct

The company also announced today that it has acquired privately held Quarter End, Inc., doing business as Sunset Direct, effective February 8, 2005. Under the terms of the agreement, Rainmaker paid approximately $3.5 million in cash, primarily to retire debt, and issued 3,320,400 shares of common in exchange for the outstanding capital stock of Sunset Direct. Simultaneous with the closing, Rainmaker secured a $3 million term loan at market rates to be repaid over 36 months. The company has agreed to file a registration statement with the Securities and Exchange Commission with respect to the shares that have been issued to Sunset Direct’s shareholders. After the registration statement becomes effective, approximately 330,378 of such shares will be available for public sale, with an additional 1,359,951 of such shares available for sale six months from closing, 399,986 of such shares available for sale nine months from closing and 399,985 of such shares available for sale twelve months from closing. Approximately 830,100 shares of common stock consideration have been placed in escrow and will not be released until twelve months after closing, subject to potential post-closing adjustments. The former shareholders of Sunset Direct now hold approximately 7.0 percent of the shares of Rainmaker. For the twelve-month period ended December 31, 2004, Rainmaker and Sunset Direct had unaudited, combined pro-forma net revenues of more than $27 million. Sunset Direct has been profitable and is expected to be accretive to Rainmaker’s 2005 per share financial results. Rainmaker does not expect significant overlap in the operations of the two companies.

Founded in 1992, Sunset Direct is an outsourcing company that helps primarily high-tech companies to improve their business-to-business selling process. Specifically, it provides strategic lead generation services and applications that include: outsourced call center services, on-site training workshops, database and list management services and Web-based lead generation campaigns. Sunset Direct has a proven track record with companies ranging from industry giants, including some of the best-known names in technology, to emerging companies.

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

Sunset Direct has approximately 158 employees with headquarters in Austin, Texas. Rainmaker’s total headcount is now 297 employees, including Sunset Direct.

Sunset Direct will operate as a separate legal entity under the name, Sunset Direct, Inc.

Rainmaker Announces Pilot Program With a Leading Test and Measurement Company

Rainmaker also announced today an agreement with a world leader in test, measurement and monitoring. Rainmaker will be selling calibration services and repair service contracts. Like the agreement with the company’s other test and measurement client, this agreement is modest in nature with opportunity for growth.

Management Qualitative Comments

“We are proud to report quarterly net revenue growth of 20 percent year over year and 13 percent sequentially,” said Michael Silton, chief executive officer. “We continue to focus on bringing more of that growth to the bottom line. In order to achieve this, we are making important investments that we believe will allow us to achieve EBITDA profitability in the second half of 2005.

“Our strategy for achieving this goal is threefold: First, we will continue to grow our business by growing existing client opportunities, ramping our emerging clients and bringing on new clients. Second, we will reduce our cost structure by taking advantage of a lower cost location to expand our workforce and reduce our facility and labor costs. Third, we continue significant investments in our technology to make sales and order processing more efficient.

“As an important step in executing on our three-pronged strategy, we are very pleased to announce today our acquisition of Sunset Direct. Like Rainmaker, Sunset Direct leverages client-branded telesales, the Internet and direct marketing programs to help high tech companies increase their revenues from their business customers. The primary reason that we acquired Sunset Direct is that it will help to enable our profitability. It is a profitable company and it

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

provides us with tools to sell service contracts more efficiently including a lower cost location to expand our workforce where facility and labor costs are lower. Also of importance to us is a larger talent pool of professional telesales personnel than is available to us in Scotts Valley. Finally, we gain a proprietary database that will be helpful in improving our selling efficiency.

“This acquisition will also diversify our revenue base. Based on the unaudited pro-forma combined fourth quarter results of both companies, Rainmaker’s top four clients, which have been contributing more than 95 percent of our revenue would account for approximately 60 percent of our revenue.

“Finally, it gives us another very complementary service that we can offer to our clients. Sunset Direct has specialized expertise in business-to-business lead generation that we believe will be a very valuable addition to the suite of services that we currently offer our clients.

“In addition to growing our revenue and reducing our expenses, the final element of our strategy to achieve profitability is to complete the roll out of a new technology platform to enhance our productivity. As we told you last quarter, we are significantly increasing our investment in new technology to improve our sales and order management systems. This process began two quarters ago and is expected to be complete by the end of the year.

“In closing, we believe this will help us achieve EBITDA profitability in the second half of 2005. We believe we will do so by continuing to grow our revenue base, reduce our cost structure and enhance our efficiency through the use of technology. We believe that 2005 will be an important year of investment for the company that will set the stage for our next level of success.”

Guidance

Going forward, guidance will be given for the combined company. For the first quarter of 2005 Rainmaker expects to achieve net revenue of between $5.6 and $5.8 million. Of this revenue, approximately 25 percent is expected to come from Sunset Direct. The contribution from Sunset

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

Direct represents a partial quarter as the transaction closed on February 8, 2005. Rainmaker expects a loss per share of $0.05 to $0.06 for the first quarter of 2005. This guidance includes costs relating to the integration of Sunset Direct, amortization of intangibles from the acquisition, and start-up costs relating to Rainmaker’s telesales capabilities in Austin.

Conference Call

The company will hold a conference call to discuss its fourth quarter results today at 1:30 p.m. PST. Those wishing to participate should call (517) 308-9002 using the password “Rainmaker” at approximately 1:20 p.m. PST. A replay of the call will be available for two weeks by dialing (402) 998-1279. A web cast of the conference call as well as the company’s prepared comments in written form will be available for one month on www.rmkr.com. The web cast will be archived for one year.

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of sales and marketing programs. Rainmaker’s cost-effective programs generate service revenue and promote customer retention for its clients. Core services include professional telesales, direct marketing and hosted e-commerce. Additional services include customer database enhancement, CRM technology integration and order management. These services are available individually or as an integrated solution.

About Sunset Direct

Sunset Direct is a leading provider of Strategic Lead Generation (SLG) services. Best known for its time-tested SLG Methodology, Sunset Direct provides solutions for introducing a consistent lead generation process throughout an organization to more effectively find business. Sunset Direct delivers integrated SLG programs by leveraging direct marketing services, sophisticated campaign and lead management technology, an in-house creative services organization and a proprietary database that contains over two million business technology decision makers. With a prestigious client list, including some of the leading companies in high technology, Sunset Direct understands the issues and challenges facing sales and marketing leaders in virtually every technology company.

For more information, visit www.rmkr.com and www.sunsetdirect.com

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company and its subsidiaries. We wish to caution you that these statements involve risks and uncertainties and actual

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions (including our recent acquisition of Sunset Direct) and expand our call center without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company remains dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share data)

(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$10,104	$4,854
Restricted cash	—	1,096
Accounts receivable, less allowance for doubtful accounts of $208 and $207 at December 31, 2004 and 2003, respectively	7,895	5,952
Prepaid expenses and other current assets	1,117	1,007

Total current assets	19,116	12,909
Property and equipment, net	3,160	2,808
Other noncurrent assets	86	100

Total assets	$22,362	$15,817

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,130	$9,055
Accrued compensation and benefits	390	369
Other accrued liabilities	747	1,931
Obligations under financing arrangements	355	504
Current portion of capital lease obligations	122	80

Total current liabilities	16,744	11,939

Capital lease obligations, less current portion	42	31

Stockholders’ equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized, 44,419,791 and 39,168,429 outstanding at December 31, 2004 and 2003, respectively	44	39
Additional paid-in capital	63,509	56,847
Accumulated deficit	(57,977)	(53,039)

Total stockholders’ equity	5,576	3,847

Total liabilities and stockholders’ equity	$22,362	$15,817

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net revenue	$4,194	$3,499	$15,323	$13,689

Operating expenses:
Cost of Services	2,969	1,609	8,632	5,697
Sales and marketing	489	409	1,770	1,788
Technology	518	366	1,331	1,731
General and administrative	2,365	1,434	6,838	6,056
Depreciation and amortization	477	366	1,740	1,497
Recoveries of restructuring and other related charges	—	(23)	—	(23)

Total operating expenses	6,818	4,161	20,311	16,746

Operating loss	(2,624)	(662)	(4,988)	(3,057)

Interest and other (expense) income, net	18	3	50	(25)

Loss before income taxes	(2,606)	(659)	(4,938)	(3,082)

Income tax benefit	—	(1)	—	(23)

Net loss	$(2,606)	$(658)	$(4,938)	$(3,059)

Basic and diluted net loss per share	$(0.06)	$(0.02)	$(0.11)	$(0.08)

Weighted average common shares outstanding - basic and diluted	44,403	39,124	43,573	38,957

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Operating activities:
Net loss	$(2,606)	$(658)	$(4,938)	$(3,059)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	477	366	1,740	1,497
Recoveries of restructuring and other related charges	—	(23)	—	(23)
Provision (credit) for sales returns and allowances for doubtful accounts	160	52	231	(76)
Gain (loss) on disposal of fixed assets	—	49	—	43
Changes in operating assets and liabilities:
Accounts receivable	(124)	(508)	(1,944)	(168)
Income taxes receivable	—	—	—	211
Prepaid expenses and other assets	717	(458)	429	32
Accounts payable	861	1,010	6,075	1,541
Accrued compensation and benefits	4	(132)	29	(512)
Accrued restructuring and related charges	—	(3)	—	(200)
Other accrued liabilities	(2,121)	167	(1,414)	(109)

Net cash provided by (used in) operating activities	(2,632)	(138)	208	(823)

Investing activities:
Purchases of property and equipment	(674)	(374)	(1,840)	(803)
Restricted cash, net	1,811	(325)	1,096	(135)
Sale of long-term investments	—	—	—	10

Net cash provided by (used in) investing activities	1,137	(699)	(744)	(928)

Financing activities:
Proceeds from issuance of common stock from option exercises	5	38	283	78
Proceeds from issuance of common stock from ESPP	45	6	79	25
Proceeds from issuance of common stock and warrants from private placement	—	—	6,297	—
Proceeds under financing arrangments		821		821
Repayments under financing arrangements	(272)	—	(674)	—
Repayment of capital lease and debt obligations	(35)	(484)	(199)	(1,486)

Net cash provided by (used in) financing activities	(257)	381	5,786	(562)

Net increase (decrease) in cash and cash equivalents	(1,752)	(456)	5,250	(2,313)

Cash and cash equivalents at beginning of period	11,856	5,310	4,854	7,167

Cash and cash equivalents at end of period	$10,104	$4,854	$10,104	$4,854

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET LOSS (U.S. GAAP) TO EBITDA

(In thousands)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net Loss	$(2,606)	$(658)	$(4,938)	$(3,059)

Add:
Non-cash charges for depreciation and amortization	477	366	1,740	1,497
Interest and other expense / (income)	(18)	(3)	(50)	25
Less: Income tax expense benefit	—	(1)	—	(23)

	459	362	1,690	1,499

EBITDA	$(2,147)	$(296)	$(3,248)	$(1,560)

EBITDA is a non-GAAP measure of the Company’s financial performance used as an indicator to cash flow and calculated as operating earnings before interest, taxes, depreciation and amortization expenses. The company utilizes EBITDA, among other measures, to evaluate the performance of its business. EBITDA should be considered in addition to, not as a substitute for, the Company’s Operating Loss, Net Loss and various cash flow measures (e.g., Cash Provided or Used by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

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Rainmaker Announces 20 Percent Revenue Growth From Q403

Feb. 10, 2005

RAINMAKER SYSTEMS, INC.

Guidance for Q1 2005

	Quarter Ended March 31,
	2005	2005
	(Low end of range)	(High end of range)
Net Revenue	$5.6M	$5.8M

EPS loss	$(0.05)	$(0.06)